Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

News Release
April 20, 2015

First National Corporation’s First Bank Announces Completion of Six Branch Acquisition

Strasburg, Virginia (April 20, 2015) --- First National Corporation (the “Company”) (OTCQB: FXNC), the parent company of First Bank (the “Bank”), announced today the Bank has successfully completed the acquisition of six Bank of America branches in Dillwyn, Farmville, Waynesboro, Staunton, Elkton, and Woodstock, Virginia.  The acquisition will add six additional branch offices and ATMs to the Company’s footprint.

“The addition of six full service branch offices provides a significant opportunity for our banking company to build scale, leverage excess capital, add strength to the banking team and improve the value of our franchise,” said Scott C. Harvard, President and Chief Executive Officer of the Company and the Bank.  “Our entire team is poised and ready to start serving our new customers and communities.”

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank, a community bank that first opened for business in 1907.  The Bank offers loan, deposit, and wealth management products and services from 18 office locations located throughout the Shenandoah Valley and central regions of Virginia.  Banking services are also accessed from the Bank’s website, www.fbvirginia.com, and from a network of ATMs located throughout its market area.  The Bank operates divisions under the names First Mortgage and First Bank Wealth Management.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.